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                                                                    EXHIBIT 10.1

                         GRAND THEME HOTEL ASSOCIATION
                              MEMBERSHIP AGREEMENT


          This ASSOCIATION MEMBERSHIP AGREEMENT (this "Agreement") is made and entered into by and between GRAND THEME HOTELS, LTD., a Florida limited partnership ("GTH") having as its sole general partner Grand Theme Hotels, Inc. and LAKE BUENA VISTA PARTNERS, LTD., a Florida limited partnership ("LBVP") as of this 22nd day of October, 1996.

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, GTH has created an association (the "Association") of hotel property owners who have subscribed for property theme identification, marketing and reservation system support by GTH as GTH themed hotel properties; and

          WHEREAS, LBVP desires to become a member in the Association and to submit its property currently known as the Days Inn Lake Buena Vista Resort & Suites (the "Hotel") to the GTH regime for theme hotels.

          NOW THEREFORE, for and in consideration of ten and no/100 dollars ($10.00) and other good and valuable consideration, LBVP and GTH do hereby covenant and agree as follows:

                                      1.

          MEMBERSHIP.  In consideration for the payment of a membership fee (the
          ----------
"Membership Fee") to GTH in the total amount of $100,000.00 payable in full on the date hereof.

                                      2.

          LICENSE FOR ROYAL SAFARI  Resort As a member in the Association and in
          ------------------------
consideration of payment of the license fee in the total amount of $1,200,000.00, GTH hereby grants to LBVP the irrevocable right and license to adopt the "Royal Safari Resort"' theme as developed by GTH at the Hotel. LBVP shall pay GTH the license fee in five installments as follows: (i) a payment of $300,000 shall be due and
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payable on or before December 26, 1996; (ii) a payment of $150,000 shall be due and payable on or before March 26, 1997; (iii) a payment of $150,000 shall be due and payable on or before June 26, 1997; (iv) a payment of $300,000 shall be due and payable on or before September 26, 1997; and (v) a final payment of $300,000 shall be due and payable on or before December 26, 1997.

          In consideration of the payment of the license fee pursuant to this Paragraph 2, LBVP shall have the exclusive right to use the name Royal Safari Resort' and the Royal Safari Resort" concept and theme operation in the Orlando, Florida, Statistical Market Service Area ("SMSA") as defined by the U.S. Census Bureau. The acquisition of this license includes the (i) exclusive right to adopt the Royal Safari Resort theme at other member hotels owned by LBVP or an entity controlling, controlled by or under common control with LBVP in the Orlando, Florida SMSA, subject to the execution of an Association membership agreement for such additional hotel property on the prevailing terms and conditions for Association member hotels, and (ii) the non-exclusive right to adopt the Royal Safari Resort' theme at other member hotels owned by LBVP or any entity controlling, controlled by or under common control with LBVP outside of the Orlando, Florida SMSA, subject to the execution of an Association membership agreement for such additional hotel property on the prevailing terms and conditions for Association member hotels; provided, however, that GTH makes no representation or warranty regarding the availability of the "Royal Safari Resort" name and theme in any particular locale and shall not be liable for any damages, costs or expenses incurred by LBVP as a result of the use of the "Royal Safari Resort" name or theme.

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                                      3.

          MARKETING PROGRAM.  GTH shall provide a regional marketing program to
          ------------------
market theme hotels in the Association in the southeast region of the United States. The Hotel shall be included in all such regional marketing materials and promotions. All such materials and promotions shall be developed and implemented in the sole discretion of GTH. GTH may from time to time offer members participation in marketing programs on a voluntary basis.

          LBVP shall pay a marketing assistance fee commencing January 1, 1998, in an amount equal to 0.25 % times monthly gross room revenues generated at the Hotel. The marketing assistance fee shall be due and payable on or before the thirtieth (30th) day of the month following the month in which the room revenues were generated. GTH hereby covenants that it shall use the monthly marketing assistance fee solely for marketing the Hotel and other member hotels.

          RESERVATION SYSTEM.  GTH shall provide a reservation system for the
          ------------------
Association. The reservation system shall feature a toll free number. Members shall pay a one time $50,000.00 fee (the "Reservation System Fee") which shall be due and payable on or before December 26, 1997.

                                      4.

          THEME OF HOTEL.
          --------------

          LBVP intends to implement an "African" theme at the Hotel and incorporate the following items in support of that theme:

               (i) Plaques provided by GTH identifying the Hotel as a member of the Association and not exceeding 100 square inches in size prominently displayed in the lobby of the Hotel;

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               (ii)      Exterior and interior architectural design elements;

              (iii)      Background music;

               (iv)      Tasteful lighting;

                (v)      Uniforms worn by front desk, bell staff and restaurant

                         employees;

               (vi)      Landscape design elements.

          It is LBVP's intent to implement a theme which will incorporate the above items. GTH has the right to periodically review theme implementation at the Hotel and provide comments directly to the executive management of LBVP regarding its findings and observations. Notwithstanding the foregoing, GTH expressly acknowledges that LBVP may, in its sole discretion, elect at any time during the "Tenn" (as herein defined) to modify, amend, suspend or terminate the Hotel's theme without default or liability for liquidated damages hereunder, so long as LBVP continues to pay all monetary sums due to GTH hereunder.

                                      5.

          CONSTRUCTION CONSULTATION FEE.  GTH shall provide consulting services
          -----------------------------
to implement the theme and aid in the construction of the theme and renovation of the Hotel. GTH shall be paid a fee for such services in the total amount of $300,000 (the "Construction Consultation Fee"), payable in five equal installments in the amount of $60,000 each as follows: (i) the first installment shall be due upon the execution of this Agreement, and (ii) the remaining four installments shall be due on the 26th day of November, 1996, December, 1996, January 1997 and February, 1997.
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                                      6.

          COVENANTS OF THE MEMBER AND GTH.  By its execution of this Agreement
          -------------------------------
and acceptance of the rights and duties of a member pursuant to this Agreement, LBVP hereby covenants and agrees to comply with the terms and provisions of this Agreement. GTH hereby covenants and agrees that GTH shall not permit the use of the theme by person or entity, other than a member of the Association.

                                      7.

          CONTINUING ASSOCIATION FEE.  As a member of the Association,
          --------------------------
commencing on January 1, 1998, LBVP will pay in addition to the membership fee set forth in Section I hereof, an Association fee as follows:

          (i) A base Association fee of one percent (1%) of room revenues shall be paid monthly in arrears on the thirtieth 30th) day of the month following the month in which the room revenues were generated.

          (ii) Additional Association fees may be due and payable during the "Term" of this Agreement as follows: If during any rolling twelve (12) consecutive month period during the "Term" (as herein defined), gross room revenues exceed the "Base Revenues" (defined below), an additional Association fee equal to the Applicable Percentage (defined below) of all gross room revenues during the month subsequent to such rolling twelve (12) month period shall be paid by LBVP to GTH on the thirtieth (30th) day of the month following such subsequent month. As used herein, "Base Revenues" shall mean gross room revenues of $13.0 million, as such

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                         number may be increased during the Term as a result of
                         an increase in the Consumer Price Index for Urban Consumers, All Cities ("CPI-U"). Commencing February 1998, and for every month thereafter during the Term, Base Revenues shall mean the sum of (i) $13.0 million plus (ii) an amount equal to 75% of the product of
                         ----
                         $13.0 million times the percentage increase in the CPI-U Since January 1998. As used herein the term "Applicable Percentage" shall mean the sum of (a) 0.5% plus (b) 0.5% times a fraction, the numerator of which is the difference between the actual gross room revenues during such prior twelve (12) consecutive month period and the Base Revenues (but in no event exceeding $2.0 million) and the denominator of which is $2.0 million. It is understood that the additional Association fee will range from 0.5% to 1.0%. If the gross room revenues during any particular rolling twelve (12) consecutive month period shall not exceed the Base Revenues (adjusted as provided above), no additional Association fees shall be payable in the months subsequent to such rolling twelve (12) month period until the month subsequent to a rolling twelve
                         (12) month period during which the gross room revenues shall again exceed the Base Revenues.

As used herein, the term "gross room revenues" shall not include any sales or use taxes thereon.

                                       8.


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          ROYALTY.  As a member in the Association, LBVP will pay GTH a royalty
          -------
as set forth herein. The royalty will be based on a percentage of net operating income ("NOI"). For purposes hereof, NOI shall be calculated on an accrual basis and shall mean (1) all revenues derived from any and all sources whatsoever in connection with the operation of the Hotel, including, without limitation, all sums paid as gross room revenues of any nature or type whatsoever, food and beverage revenues, telephone, television, facsimile and all other services provided to Hotel guests; provided that revenues shall not include payments made and received pursuant to that certain Guaranty of Minimum Cash Flow and Escrow Agreement of even date herewith exclusive of (x) all rents under tenant leases including all "minimum" or "base" rent and all "percentage rent", all sums, if any, specifically designated under the tenant leases for reimbursement of common area maintenance expenses, and (y) all net revenues derived from transactions with respect to the two (2) outparcels of the Hotel contemplated for restaurant development (hereinafter referred to collectively as "Gross Income"); less (2) all costs and expenses of a non-capital nature incurred in connection with the operation and management of the Hotel, including, without limitation; (i) all sales and use taxes levied on such gross revenues, (ii) all costs and expenses incurred in connection with the advertising and promotion of the Hotel, (iii) all administrative costs and expenses, (iv) the cost of all utilities serving the Hotel, (v) the premium cost of any and all insurance covering the Hotel or the operation thereof, including, without limitation, fire and extended coverage insurance, liability insurance, rent loss insurance and worker's compensation insurance, (vi) all real estate taxes and assessments and all personal property taxes applicable to the Hotel or to any personal property situated thereon, (vii) all

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attorneys' and accountants' fees, (viii) any management fee paid in connection with the management agreement for the Hotel (herein referred to as the "Management Agreement") in an amount not to exceed three and one half percent (3.5 %) of total revenue, (ix) all costs and expenses incurred in connection with the performance of management functions set forth in the Management Agreement, (x) an FF&E reserve in an amount not to exceed four percent (4%) of Gross Income, and (xi) all sums paid under any franchise or license agreement for the Hotel (including Association fees, marketing fees and recurring reservation fees, if any, payable pursuant to this Agreement. The royalty shall be paid annually within thirty (30) days after the end of the applicable twelve
(12) month period. The royalty shall be paid in accordance with the following schedule:

              (iii) Ten percent (10%) of that portion of NOI between $6.0 million to $7.0 million;

               (iv) Fifteen percent (15%) of that portion of NOI between $7.0 million to $8.0 million;

                (v) Twenty percent (20%) of that portion of NOI between $8.0 million to $9.0 million; and

               (vi) Twenty-five percent (25%) of that portion of NOI over $9.0 million.

          GTH acknowledges and agrees that this royalty contemplates LBVP receiving a fifteen percent (15%) annual return on LBVP's total investment of $40.0 million. In the event LBVP or any lessee of the Hotel, after initial expenditures to design and implement the theme, invests additional capital after application of the cumulative four percent (4%) of total revenue reserve, the NOI benchmarks will be increased to account for such additional capital investment. This

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adjustment to the NOI benchmarks is demonstrated by the following example:
assume $12.0 million of additional capital investment and a $2.0 million replacement reserve. LBVP applies the $2.0 million replacement reserve and funds $10.0 million of additional capital. The threshold NOI benchmarks for payment of the royalty to GTH is now increased to $7.5 million from $6.0 million based on a total investment of $50.0 million net of the reserve times a fifteen percent (15%) annual return. Based on these assumptions, royalties as a percentage of NOI would be adjusted as follows:

               (i) Ten percent (10%) of that portion of NOI between $7.5 million to $8.5 million;

              (ii) Fifteen percent (15%) of that portion of NOI between $8.5 million to $9.5 million;

             (iii) Twenty percent (20%) of that portion of NOI between $9.5 million to $10.5 million; and

              (iv)      Twenty-five percent (25%) of that portion of NOI over
                         $10.5 million.

          All royalties shall be paid within thirty (30) days after the end of the applicable twelve (12) month period in which the NOI benchmarks are attained.

                                      9.

          TERM.  The term (the "Term") of this Agreement shall be for the period
          ----
commencing on the date hereof and expiring on the later to occur of the (i) twelfth (12th) anniversary of the date of this Agreement; or (ii) the date of the termination or expiration of the Lease Agreement dated the date hereof affecting the Hotel between LBVP, as lessor, and AGH Leasing, L.P., as lessee (the "Participating Lease").

                                      10.

          Termination.  This Membership Agreement may be terminated by (i) GTH
          ------------
in the event of a failure by LBVP to pay the monetary obligations set forth herein, or (ii) LBVP in the event of a sale, transfer or conveyance of the Hotel or the ownership interests in LBVP, to a bona fide, third person or entity,
subject to payment of the liquidated damages as set forth herein.   In the event
of termination of this Agreement prior to the expiration of the Term hereof, LBVP shall pay liquidated damages in the following amounts as a reasonable estimate of the damages suffered by GTH for loss of the value of this Agreement for the duration of the Tenn and not as a penalty. The liquidated damages shall be calculated as follows:

          (i)       Royalties.  Royalties shall be paid to GTH in an amount
                    ---------
                    equal to the royalties for the remainder of the Term by discounting to present value for each year of the remainder of the Term royalties attributable to such year at an annual discount rate of twelve percent (12%) (for the purposes of this calculation royalties for each remaining year shall be equal to royalties attributable to the twelve month period ending on the termination date (the "Prior Royalties") and royalties for a year which is less than a full calendar year (a "Partial Year") shall be prorated by multiplying the Prior Royalties by

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                         a fraction, the numerator of which is the number of
                         days in such Partial Year and the denominator of which is 365; in the event the Agreement is terminated within twelve (12) months from date hereof, the Prior Royalties shall be equal to the royalties attributable to the period extending from the date hereof to the termination date, multiplied by the quotient obtained by dividing 365 by the number of days elapsed from the date hereof to the termination date); and

               (ii) Association Fees and Marking Fees. In the event the Term of
                    ---------------------------------
                    this Agreement is terminated prior to the fifth (5th) anniversary date hereof, Association fees and marketing assistance fees will be paid in the amount of the difference obtained by subtracting from five (5) the number of years in which this Agreement has been in force and effect and multiplying that difference by the Association fees and marketing fees paid over the twelve (12) months immediately preceding the date of termination (the "Prior Fees") (for purposes of this calculation, to the extent such difference includes a Partial Year, the Prior Fees shall be multiplied by a fraction, the numerator of which shall be the number of days in the Partial Year and the denominator of which is 365), together with an amount equal to 3.0 multiplied by the Association fees and marketing fees paid over the twelve (12) months immediately preceding the date of termination (in the event the Agreement is terminated within twelve (12) months from the date hereof, the Prior Fees shall be equal to the Association and marketing fees paid over the period extending from the date hereof to the termination date, multiplied by the quotient obtained by dividing 365 by the number of days elapsed from the date hereof to the termination date). In the event this Agreement is terminated after the fifth (5th) anniversary date hereof but with more than three (3) years remaining in the Term, Association fees and marketing fees will be paid in the amount obtained by multiplying 3.0 times the Association fees and marketing fees paid over the immediately preceding twelve (12) month period. In the event this Agreement is terminated with less than three (3) years remaining in the Term, Association fees and marketing fees will be paid in the amount of the number of years remaining in the Tenn multiplied by the Association and marketing fees paid over the immediately preceding twelve (12) month period (for purposes of this calculation, the

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                    amount of fees to be paid for a Partial Year shall be equal to the Prior Fees multiplied by a fraction, the numerator of which shall be the number of days in the Partial Year and the denominator of which is 365).

          Upon the termination of this Agreement, LBVP shall return to GTH all marketing materials, plaques and other identification displaying the names Grand Theme Hotels or Royal Safari Resort- and all other marks or materials furnished by GTH.

                                      11.

          FRANCHISE.  Within ninety (90) days of the date hereof, GTH may
          ---------
develop formal franchise documentation for the Association at GTH's sole cost and expense. In the event GTH develops formal franchise documentation which embodies the terms and provisions, benefits and obligations set forth in this Membership Agreement, LBVP covenants and agrees to enter into the franchise documentation so long as the terms and provisions of such documentation are substantially similar to the terms and provisions of this Membership Agreement.

                                      12.

          NOTICES.  Any notice provided for by this Agreement and any other
          -------
notice, demand or communication which any party may wish to send to another shall be in writing and either delivered in person or sent by registered or certified mail or overnight courier, return receipt requested, in a sealed envelope, postage prepaid, and addressed to the party for which such notice, demand

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or communication is intended at such party's address as set forth in this
Section. LBVP's address for all purposes under this Agreement shall be the following:

                        Lake Buena Vista Partners, Ltd.
                  c/o American General Hospitality Corporation
                          3860 West Northwest Highway
                                   Suite 300
                              Dallas, Texas 75220
                     Attention:  Steven D. Jorns, President
                  or Kenneth E. Barr, Executive Vice President

with a copy in each case to:

                             Battle Fowler, L.L.P.
                              75 East 55th Street
                            New York, New York 10022
                    Attention:  Douglas A. Raelson, Esquire

GTH's address for all purposes under this Agreement shall be the following:

                          The Kessler Enterprise, Inc.
                            6649 Westwood Boulevard
                                   Suite 130
                             Orlando, Florida 32821
            Attention:  Richard C. Kessler, Chief Executive Officer

with a copy in each case to:

                           Rowe, Foltz & Martin, P.C.
                              Five Piedmont Center
                                   Suite 750
                             Atlanta, Georgia 30305
                      Attention: Joseph B. Foltz, Esquire

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be

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receipt of the notice, demand or other communication as of the date of such attempt to delivery or rejection or refusal to accept.

                                      13.

          ASSIGNMENT.  LBVP shall have the right to transfer and assign this
          ----------
Agreement to any subsequent owner or lessee of the Hotel including, but not limited to, AGH Leasing, L.P.; provided that (i) such transferor or assignee assumes all the rights, duties and obligations of LBVP hereunder; and (ii) LBVP shall remain primarily liable for the payment of monetary obligations as a member hereunder.

          LBVP shall have the right to collaterally assign this Agreement to a third party holding a mortgage covering the Hotel (a "Mortgagee"). GTH hereby covenants and agrees to provide to any Mortgagee a "Comfort Utter", which shall provide, inter alia, that upon an event of default on the loan held by a Mortgagee, GTH will permit such Mortgagee to continue to operate the Hotel under this Agreement so long as the fees are paid (but not any termination fees or liquidated damages) or to terminate this Agreement (without the payment of any termination fees or liquidated damages). Such letter shall also include such other terms and conditions as such Mortgagee may request and shall provide that for so long as such Mortgagee pays the sums due to GTH hereunder, GTH shall perform the services set forth herein. However, Mortgagee shall not be liable to GTH for damages in the event of Mortgagee's failure to pay any fees due hereunder, GTH's recourse in such event being limited to (i) the termination of this Agreement, or (ii) recovery of such fees from LBVP. In the event any Mortgagee seeks to terminate this Agreement, it may do so without payment of any liquidated damages or termination fees set forth herein; provided, however, that LBVP and its successors and assigns, if this Agreement has been assigned by LBVP, shall remain primarily liable for payment of any liquidated damages or termination fees in the event of such Mortgagee's termination of this Agreement. GTH agrees to execute any estoppel or other agreement requested by Mortgagee to confirm any of the foregoing or to aver as to the status of this Agreement.

                                      14.

          MISCELLANEOUS.  This Agreement shall be governed by the laws of the
          --------------
State of Florida.  Time is of the essence in this Agreement.

          In the event of any dispute in connection with the terms and provisions of this Agreement, the party prevailing in such dispute shall be entitled to recover its attorneys' fees and court costs reasonably and actually incurred from the non-prevailing party.

          GTH reserves the right to discontinue any GTH service set forth herein during the Tenn in GTH's sole discretion provided that the fee associated with that particular service shall no longer be assessed effective as of the date of the discontinuance of the service.

     In the event that any of the terms and provisions of this Agreement are deemed to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby but shall be deemed valid and enforceable notwithstanding the invalidity or unenforceability of certain other terms and provisions of this Agreement.

     This Agreement may be amended only by an agreement in writing signed by LBVP and GTH.

          IN WITNESS WHEREOF, the parties hereto have executed this Association Membership Agreement as of this 22nd day of October, 1996.
                                ----        -------

                 GRAND THEME HOTELS, LTD.
                 a Florida limited partnership

                 By:  Grand Theme Hotels, Inc., as its sole general partner

                      By:  /s/ Richard C. Kessler,
                           -----------------------------------------
                           Richard C. Kessler, President


                 LAKE BUENA VISTA PARTNERS, LTD.,
                 a Florida limited partnership


                 By:  AGH UPREIT, LLC, as its sole general partner

                      By:  American General Hospitality Corporation, its member

                           By: /s/ Kenneth E. Barr
                               -------------------------------------
                               Kenneth E. Barr
                               Executive Vice President

                      By:  American General Hospitality Operating
                           Partnership, L.P., its member

                           By: AGH GP, Inc., its sole general partner

                               By: /s/ Kenneth E. Barr
                                   ---------------------------------
                                   Kenneth E. Barr
                                   Executive Vice President

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